EXHIBIT 99.1

News Release

FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations,
504-362-4321
Superior Energy Announces Executive Appointments
Harvey, La. – January 7, 2008 – Superior Energy Services, Inc. (NYSE: SPN) announced today that Patrick Zuber has been appointed Executive Vice President, International Sales, and Charles Hardy has been named Executive Vice President, Marine Services.
Terence Hall, Chairman and CEO of Superior, stated, “We are extremely pleased to welcome Patrick and Charlie to the executive team. Patrick’s extensive international business development experience will be an important addition as we continue to build our international team and execute on our worldwide growth strategy. Charlie has been instrumental in the expansion of our marine sector. His accomplishments include numerous contract wins, a reorganization of the marine group to increase efficiency, and leading the liftboat fleet back to work safely and quickly ahead of the competition following hurricanes Katrina and Rita.”
Mr. Zuber resides in Dubai. During the past 12 years he held various international business development positions at major oilfield service companies. Mr. Zuber has also served in a range of management, business development, and engineering positions for both service and exploration and production companies over his career that spans more than 25 years. He holds a petroleum and natural gas engineering degree from Texas A&M University-Kingsville (formerly Texas A&I University).
Mr. Hardy has been with Superior since 2004, and most recently served as Vice President and General Manager, Marine Services. Prior to joining the Company, Mr. Hardy held various management and operational positions with a number of marine and oilfield service companies. Mr. Hardy has more than 30 years of industry experience. He holds a B.S. in Accounting from the University of Louisiana-Lafayette (formerly the University of Southwestern Louisiana).
Superior Energy Services, Inc. serves the drilling-related needs of oil and gas companies primarily through its rental tools segment and the production-related needs of oil and gas companies through its well intervention, rental tools and marine segments. The Company uses its production-related assets to enhance, maintain and extend existing production and, at the end of a property’s economic life, plug and abandon wells and decommission platforms and structures. Superior also owns and operates mature oil and gas properties in the Gulf of Mexico.
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